                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-61548

PROSPECTUS

                            (THE HOME DEPOT(R) LOGO)

                              THE HOME DEPOT, INC.
                               OFFER TO EXCHANGE
                                  $500,000,000
                     5 3/8% SENIOR NOTES DUE APRIL 1, 2006
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                                      FOR
                     $500,000,000 OUTSTANDING UNREGISTERED
                     5 3/8% SENIOR NOTES DUE APRIL 1, 2006

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
             NEW YORK CITY TIME, ON JULY 5, 2001, UNLESS EXTENDED.

     - WE ARE OFFERING TO EXCHANGE $500,000,000 AGGREGATE PRINCIPAL AMOUNT OF REGISTERED 5 3/8% NOTES DUE APRIL 1, 2006 FOR $500,000,000 AGGREGATE PRINCIPAL AMOUNT OF UNREGISTERED 5 3/8% NOTES DUE APRIL 1, 2006.

     - THE TERMS OF THE NEW NOTES ARE IDENTICAL IN ALL MATERIAL RESPECTS TO THE TERMS OF THE OLD NOTES, EXCEPT THAT THE REGISTRATION RIGHTS AND RELATED LIQUIDATED DAMAGES PROVISIONS AND THE TRANSFER RESTRICTIONS APPLICABLE TO THE ORIGINAL NOTES ARE NOT APPLICABLE TO THE NEW NOTES.

     - SUBJECT TO THE SATISFACTION OR WAIVER OF SPECIFIED CONDITIONS, HOME DEPOT WILL EXCHANGE THE NEW NOTES FOR ALL OLD NOTES THAT ARE VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

     - THE EXCHANGE OF OLD NOTES FOR NEW NOTES PURSUANT TO THE EXCHANGE OFFER GENERALLY WILL NOT BE A TAXABLE EVENT FOR U.S. FEDERAL INCOME TAX PURPOSES. SEE "U.S. FEDERAL INCOME TAX CONSEQUENCES."

     - WE WILL NOT RECEIVE ANY PROCEEDS FROM THE EXCHANGE OFFER.

     INVESTING IN THE NEW NOTES INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER AND AN INVESTMENT IN THE NEW NOTES.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                  The date of this prospectus is June 5, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
WHERE YOU CAN FIND MORE INFORMATION.........................     1
CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     2
SUMMARY.....................................................     3
RISK FACTORS................................................     7
USE OF PROCEEDS.............................................     8
RATIO OF EARNINGS TO FIXED CHARGES..........................     8
THE EXCHANGE OFFER..........................................     9
DESCRIPTION OF THE NEW NOTES................................    17
U.S. FEDERAL INCOME TAX CONSEQUENCES........................    32
PLAN OF DISTRIBUTION........................................    36
LEGAL MATTERS...............................................    36
EXPERTS.....................................................    36

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information contained or incorporated by reference in this prospectus is accurate as of the date on the front cover of this prospectus or the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since then. We are not making an offer to sell the securities offered by this prospectus in any jurisdiction where the offer or sale is not permitted.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room   New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.  7 World Trade Center      Citicorp Center
Room 1024               Suite 1300                500 West Madison Street
Washington, D.C. 20549  New York, New York 10048  Suite 1400
                                                  Chicago, Illinois 60661-2511

     You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" in this prospectus the information we file with the SEC, which means:

     - incorporated documents are considered part of this prospectus;

     - we can disclose important information to you by referring you to those documents; and

     - information that we file with the SEC will automatically update and supersede the information in this prospectus and any information that was previously incorporated in this prospectus.

     We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934:

     (1)  our Annual Report on Form 10-K for the year ended January 28, 2001;

     (2) our Quarterly Report on Form 10-Q for the three months ended April 29, 2001; and

     (3) our Current Report on Form 8-K filed on April 9, 2001.

     We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus and prior to the termination of the offering:

     - reports filed under Section 13(a) and (c) of the Exchange Act;

     - definitive proxy or information statements filed under Section 14 of the Exchange Act; and

     - reports filed under Section 15(d) of the Exchange Act.

     You can obtain any of the filings incorporated by reference in this prospectus through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents that are not specifically incorporated by reference in these documents. You can request a copy of the documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address and telephone number:

                              The Home Depot, Inc.
                             2455 Paces Ferry Road
                          Atlanta, Georgia 30339-4024
                         Attention: Investor Relations
                           Telephone: (770) 433-8211

     IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY NOT LATER THAN JUNE 27, 2001 IN ORDER TO RECEIVE THEM BEFORE THE EXCHANGE OFFER EXPIRES ON JULY 5, 2001.

     The exchange offer is not being made to, nor will we accept surrenders for exchange from holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of that jurisdiction.

          CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

     Certain statements we make in this prospectus, and other written and oral statements made by us or our authorized executive officers on our behalf, may constitute "forward-looking statements" within the meaning of the federal securities laws. Words or phrases such as "should result," "are expected to," "we anticipate," "we estimate," "we project," "we believe" or similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to:

     - unanticipated weather conditions;

     - stability of costs and availability of sourcing channels;

     - our ability to attract, train and retain highly-qualified associates;

     - conditions affecting the availability, acquisition, development and ownership of real estate;

     - general economic conditions;

     - the impact of competition; and

     - regulatory and litigation matters.

     You should not place undue reliance on forward-looking statements, since the statements speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risks and uncertainties listed above and other factors you may wish to consider are set forth in our Annual Report on Form 10-K for the fiscal year ended January 28, 2001, and other reports we file from time to time with the SEC. See "Where You Can Find More Information."

                                    SUMMARY

     This summary highlights all material information from the prospectus. It may not contain all of the information that is important to you. References in this prospectus to "Home Depot," "we," "us" and "our" refer to The Home Depot, Inc. We urge you to read and review carefully this entire prospectus and the other documents to which it refers to fully understand the terms of the new notes and the exchange offer.

SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

General....................  On April 12, 2001, we completed a private offering of the old notes, which consist of $500 million aggregate principal amount of our 5 3/8% Notes due April 1, 2006. In connection with the private offering, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes.

The exchange offer.........  We are offering to exchange $1,000 principal amount of our registered 5 3/8% Notes due April 1, 2006, which we refer to as the "new notes," for each $1,000 principal amount of our unregistered 5 3/8% Notes due April 1, 2006, which we refer to as the "old notes."

                             We sometimes refer to the new notes and the old notes together as the "notes." Currently, $500 million principal amount of old notes are outstanding.

                             The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes.

                             Old notes may be tendered only in $1,000 increments. Subject to the satisfaction or waiver of specified conditions, we will exchange the new notes for all old notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer. We will cause the exchange to be effected promptly after the expiration of the exchange offer. See "The Exchange Offer -- Terms of the Exchange Offer."

                             Upon completion of the exchange offer, there may be no market for the old notes and you may have difficulty selling them. See "Risk Factors -- If an active trading market does not develop for the new notes, you may be unable to sell the new notes or to sell them at a price you deem sufficient."

Expiration date............  The exchange offer will expire at 5:00 p.m., New
                             York City time, on July 5, 2001 unless we extend it. In that case, the phrase "expiration date" will mean the latest date and time to which we extend the exchange offer. We expect that the expiration date will not be later than August 5, 2001.

Procedures for the exchange
offer......................  If you wish to participate in the exchange offer, you must either:

                             - complete, sign and date an original or faxed
                               letter of transmittal in accordance with the instructions in the letter of transmittal accompanying this prospectus; or

                             - arrange for The Depository Trust Company to
                               transmit required information to the exchange agent in connection with a book-entry transfer.

                             Then you must mail, fax or deliver this
                             documentation together with the old notes you wish to exchange and any other required documentation to The Bank of New York, which is acting as the exchange agent for the exchange offer. The exchange agent's address appears on the letter of transmittal. By tendering your old notes in either of these manners, you will represent to and agree with us that:

                             - you are acquiring the new notes in the ordinary
                               course of your business;

                             - you are not engaged in, and you do not intend to
                               engage in, the distribution (within the meaning of the Securities Act) of the new notes;

                             - you have no arrangement or understanding with
                               anyone to participate in a distribution of the new notes; and

                             - you are not an "affiliate," as defined in Rule
                               405 under the Securities Act, of Home Depot.

                             See "The Exchange Offer -- Procedures for
                             Tendering."

                             If you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of your market-making or other trading activities, you will be required to acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of these new notes.

Resale of new notes........  We believe that you can resell and transfer your new notes without registering them under the Securities Act and delivering a prospectus, if you can make the representations that appear above under the heading "-- Procedures for participating in the exchange offer." Our belief is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of the SEC's no-action letters to other issuers in exchange offers like ours.

                             We cannot guarantee that the SEC would make a similar decision about this exchange offer. If our belief is wrong, or if you cannot truthfully make the representations appearing above, and you transfer any new note issued to you in the exchange offer without meeting the registration and prospectus delivery requirements of the Securities Act, or without an exemption from these requirements, you could incur liability under the Securities Act. We are not indemnifying you for any liability under the Securities Act. A broker-dealer can only resell or transfer new notes if it delivers a prospectus in connection with the resale or transfer.

Special procedures for
beneficial owners..........  If your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you wish to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

Guaranteed delivery
procedures.................  If you cannot meet the expiration date deadline, or you cannot deliver your old notes, the letter of transmittal or any other documentation on time, or the procedures for book-entry transfer cannot be completed on time, then you must surrender your old notes according to the guaranteed delivery procedures appearing below under "The Exchange Offer -- Guaranteed Delivery Procedures."

Acceptance of your old
notes and delivery of the
  new notes................  We will accept for exchange any and all old notes that are surrendered in the exchange offer prior to the expiration date if you comply with the procedures of the offer. The new notes will be delivered on the earliest practicable date after the expiration date.

Withdrawal rights..........  You may withdraw the surrender of your old notes at any time prior to the expiration date.

Appraisal rights...........  You will not be entitled to any appraisal or dissenters' rights nor any other right to seek monetary damages in court in connection with the exchange offer. See "The Exchange Offer--Terms of the Exchange Offer."

U.S. federal income tax
  consequences.............  You will not have to pay federal income tax as a result of your participation in the exchange offer.

Exchange agent.............  The Bank of New York is serving as the exchange agent in connection with the exchange offer. The Bank of New York also serves as trustee under the indenture that governs the notes.

SUMMARY OF THE TERMS OF THE NEW NOTES

     The following is a summary of the terms of the new notes. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the registration rights and related liquidated damages provisions and the transfer restrictions applicable to the old notes are not applicable to the new notes. The new notes will evidence the same debt as the old notes. The new notes and the old notes will be governed by the same indenture.

Aggregate Amount...........  $500 million principal amount of 5 3/8% Notes due
                             April 1, 2006.

Interest Payment Dates.....  April 1 and October 1 of each year, commencing
                             October, 2001.

Maturity Date..............  The new notes mature on April 1, 2006.

Optional redemption........  We, at our option, may redeem all or any portion of the notes on not less than 30 nor more than 60 days' prior notice at the redemption price stated in "Description of the New Notes -- Redemption" plus accrued interest to the date of redemption.

Events of default..........  The indenture describes the circumstances that constitute events of default with respect to the new notes. See "Description of the New
                             Notes -- Events of Default."

Restrictive covenants......  The indenture imposes limitations on our ability and our subsidiaries' ability to, among other things, create liens, enter into certain sale and leaseback transactions, and consolidate or merge with or sell all or substantially all of our or their assets to another person. See "Description of the New Notes -- Certain Covenants."

Use of proceeds............  We will not receive any proceeds from the exchange offer.

                                   HOME DEPOT

     We are the world's largest home improvement retailer and the second largest retailer in the United States based on net sales volume for fiscal 2000. At the end of our 2000 fiscal year, we operated 1,103 Home Depot(R) stores and 26 EXPO Design Center(R) stores.

     - HOME DEPOT STORES: Home Depot stores sell a wide assortment of building materials and home improvement and lawn and garden products and provide a number of services. Home Depot stores average approximately 108,000 square feet of enclosed space, with an additional approximately 24,000 square feet in the outside garden area. At fiscal 2000 year end, we had 1,096 Home Depot stores located throughout the United States and Canada, as well as seven in South America.

     - EXPO DESIGN CENTER STORE: EXPO Design Center stores sell products and services primarily for design and renovation projects. Unlike Home Depot stores, EXPO Design Center stores do not sell building materials and lumber. Rather, EXPO Design Center stores offer interior design products, such as kitchen and bathroom cabinetry, tiles, flooring, lighting fixtures and installation services. The prototypical EXPO Design Center is approximately 100,000 square feet.

     Additionally, at the end of fiscal 2000 we operated four Villager's(R) Hardware test stores in New Jersey. Villager's(R) Hardware stores offer products for home enhancement and small projects. We also have one test store in Texas called The Home Depot Floor Store(SM) that sells only flooring products.

     We also offer products through two direct marketing subsidiaries. Our Maintenance Warehouse(R) subsidiary is a leading direct mail marketer of maintenance, repair and operations products serving primarily the multi-family housing and lodging facilities management market. National Blinds & Wallpaper(SM), a wholly owned subsidiary, is a telephone mail order service for wallpaper and custom window treatments.

     We also operate Georgia Lighting(R), a leading specialty lighting designer, distributor and retailer, and Apex Supply Company, a wholesale supplier of plumbing, HVAC, appliances and other related professional products.

     Our Store Support Center (corporate office) is located at 2455 Paces Ferry Road, Atlanta, Georgia 30339-4024. The telephone number is (770)-433-8211.

                                  RISK FACTORS

     You should read and carefully consider the following risk factors as well as the other information contained in or incorporated by reference in this prospectus before deciding to surrender your old notes in exchange for new notes in this exchange offer.

IF YOU FAIL TO EXCHANGE PROPERLY YOUR OLD NOTES FOR NEW NOTES, YOU WILL CONTINUE TO HOLD NOTES SUBJECT TO TRANSFER RESTRICTIONS.

     We will only issue new notes in exchange for old notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the old notes and you should carefully follow the instructions on how to tender your old notes set forth under "The Exchange Offer -- Procedures for Tendering" and in the letter of transmittal that you will receive with this prospectus. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of old notes.

     If you do not exchange your old notes for new notes in the exchange offer, the old notes you hold will continue to be subject to the existing transfer restrictions. In general, you may not offer or sell the old notes except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register old notes under the Securities Act. If you continue to hold any old notes after the exchange offer is completed, you may have trouble selling them because of the restrictions on transfer of the old notes.

IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NEW NOTES, YOU MAY BE UNABLE TO SELL THE NEW NOTES OR TO SELL THEM AT A PRICE YOU DEEM SUFFICIENT.

     The new notes will be new securities for which there is no established trading market. We do not intend to list the new notes on any exchange. We cannot give you any assurance as to:

     - the liquidity of any trading market that may develop;

     - the ability of holders to sell their new notes; or

     - the price at which holders would be able to sell their new notes.

     Even if a trading market develops, the new notes may trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including:

     - prevailing interest rates;

     - the number of holders of the notes;

     - the interest of securities dealers in making a market for the notes;

     - the market for similar notes; and

     - our financial performance.

     We understand that the initial purchasers of the old notes presently intend to make a market in the notes. However, they are not obligated to do so and may discontinue making a market in the notes at any time without notice. Finally, if a large number of holders of old notes do not tender old notes or tender old notes improperly, the limited amount of new notes that would be issued and outstanding after we complete the exchange offer could adversely affect the development of a market for the new notes.

THE COVENANTS IN THE NEW NOTES DO NOT LIMIT OUR ABILITY TO INCUR DEBT; IF WE INCUR SUBSTANTIAL ADDITIONAL DEBT, THESE HIGHER LEVELS OF DEBT MAY AFFECT OUR CREDITWORTHINESS.

     The indenture does not restrict our ability to incur indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our creditworthiness.

THE COVENANTS IN THE NEW NOTES DO NOT REQUIRE US TO REPURCHASE OR REDEEM THE NEW NOTES UPON A CHANGE IN CONTROL OF HOME DEPOT OR OTHER EVENTS INVOLVING HOME DEPOT THAT MAY AFFECT OUR CREDITWORTHINESS.

     The indenture does not require us to repurchase or redeem or otherwise modify the terms of the notes upon a change in control of Home Depot or other events involving Home Depot that may affect our creditworthiness. These events include:

     - a consolidation, merger, sale of assets or other similar transaction;

     - a change in control of Home Depot; or

     - a highly leveraged transaction involving us whether or not involving a change in control.

     In addition, the covenants applicable to the notes do not prevent transactions like those described above from taking place. See "Description of the New Notes -- Certain Covenants -- Consolidation, Merger or Sale of Assets of Home Depot."

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement that we entered into relating to the old notes. We will not receive any proceeds from the exchange offer. You will receive, in exchange for old notes tendered by you in the exchange offer, new notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and cancelled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase of our outstanding debt.

     We received approximately $496.2 million of net proceeds from the sale of the old notes. We intend to use the proceeds from the sale of the old notes to finance a portion of our capital expenditure programs, for working capital needs and for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the five fiscal years ended January 28, 2001 and the three months ended April 29, 2001 are set forth below:

                                                                                              THREE
                                                             FISCAL YEAR(1)                   MONTHS
                                                  -------------------------------------       ENDED
                                                  1996    1997    1998    1999    2000    APRIL 29, 2001
                                                  -----   -----   -----   -----   -----   --------------
Ratio of Earnings to Fixed Charges..............  18.0x   16.7x   19.6x   24.6x   21.5x       21.7x

---------------

(1) Fiscal years 1996, 1997, 1998, 1999 and 2000 refer to the fiscal years ended February 2, 1997; February 1, 1998; January 31, 1999; January 30, 2000; and January 28, 2001, respectively. Fiscal year 1996 consisted of 53 weeks.

     For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest incurred on indebtedness including capitalized interest, amortization of debt expenses and one-third of the portion of rental expense under operating leases deemed to be the equivalent of interest. The ratios of earnings to fixed charges are calculated as follows:

    (income before income taxes and minority interest) + (fixed charges) --
                             (capitalized interest)
--------------------------------------------------------------------------------
                                (fixed charges)

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We sold the old notes on April 12, 2001 to Credit Suisse First Boston Corporation and Invemed Associates LLC pursuant to a purchase agreement. These initial purchasers subsequently sold the old notes to:

     - "qualified institutional buyers" ("QIBs"), as defined in Rule 144A under the Securities Act, in reliance on Rule 144A; and

     - persons in offshore transactions in reliance on Regulation S under the Securities Act.

     As a condition to the initial sale of the old notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to:

     - file with the SEC by July 11, 2001 a registration statement under the Securities Act with respect to the issuance of the new notes in an exchange offer; and

     - use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act on or before October 9, 2001.

     We agreed to issue and exchange the new notes for all old notes validly tendered and not validly withdrawn prior to the expiration of the exchange offer. A copy of the registration rights agreement has been filed as an exhibit to the registration statement which includes this prospectus. The filing of the registration statement is intended to satisfy some of our obligations under the registration rights agreement and the purchase agreement.

     The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on the trustee's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by The Depository Trust Company, which we refer to as the "Depositary" or "DTC," who desires to deliver the old notes by book-entry transfer at DTC.

TERMS OF THE EXCHANGE OFFER

     Based on the terms and conditions in this prospectus and in the letter of transmittal, we will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of outstanding old notes properly surrendered pursuant to the exchange offer and not withdrawn prior to the expiration date. Old notes may be surrendered only in integral multiples of $1,000. The form and terms of the new notes are the same as the form and terms of the old notes except that:

     - the new notes will be registered under the Securities Act and will not bear legends restricting the transfer of the new notes; and

     - holders of the new notes will not be entitled to any of the registration rights and related liquidated damages of holders of old notes under the registration rights agreement.

     The new notes will evidence the same indebtedness as the old notes, which they replace, and will be issued under, and be entitled to the benefits of, the same indenture, which authorized the issuance of the old notes. As a result, both series of notes will be treated as a single class of debt securities under the indenture.

     As of the date of this prospectus, $500 million in aggregate principal amount of the old notes is outstanding. All of it is registered in the name of Cede & Co., as nominee for DTC. Solely for reasons of administration, we have fixed the close of business on June 5, 2001 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially. There will be no fixed record date for determining holders of the old notes entitled to participate in this exchange offer.

     In connection with the exchange offer, neither the General Corporation Law of the State of Delaware nor the indenture governing the notes gives you any appraisal or dissenters' rights nor any other right to seek monetary damages in court. We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and the applicable requirements of the Securities Exchange Act and the related SEC rules and regulations.

     For all relevant purposes, we will be regarded as having accepted properly surrendered old notes if and when we give oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the surrendering holders of old notes for the purposes of receiving the new notes from us.

     If you surrender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees. In addition, subject to the instructions in the letter of transmittal, you will not have to pay transfer taxes for the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described under "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The "expiration date" is 5:00 p.m., New York City time on July 5, 2001 unless we extend the exchange offer, in which case the expiration date is the latest date and time to which we extend the exchange offer.

     In order to extend the exchange offer, we will:

     - notify the exchange agent of any extension by oral or written notice; and

     - issue a press release or other public announcement which would include disclosure of the approximate number of old notes deposited and which would be issued prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     We reserve the right:

     - to delay accepting any old notes;

     - to extend the exchange offer;

     - to terminate or amend the exchange offer, and not accept for exchange any old notes not previously accepted for exchange, upon the occurrence of any of the events set forth in "-- Conditions of the Exchange Offer" by giving oral or written notice to the exchange agent; or

     - to waive any conditions or otherwise amend the exchange offer in any respect, by giving oral or written notice to the exchange agent.

     Any delay in acceptance, extension, termination or amendment will be followed as soon as practicable by a press release or other public announcement or post-effective amendment to the registration statement.

     If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement or post-effective amendment that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

     We will have no obligation to publish, advertise or otherwise communicate any public announcement of any delay, extension, amendment (other than amendments constituting a material change to the exchange offer) or termination that we may choose to make, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

     The new notes will accrue cash interest on the same terms as the old notes at the rate of 5 3/8% per year from April 12, 2001, payable semi-annually in arrears on April 1 and October 1 of each year, commencing October 1, 2001. Old notes accepted for exchange will not receive accrued interest thereon at the time of exchange. However, each new note will bear interest from the most recent date to which interest has been paid on the old notes, or if no interest has been paid on the old notes or the new notes, from April 12, 2001.

RESALE OF THE NEW NOTES

     We believe that you will be allowed to resell the new notes to the public without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if you can make the representations set forth above under "Summary -- Summary of the Terms of the Exchange Offer -- Procedures for the exchange offer." However, if you intend to participate in a distribution of the new notes, you must comply with the registration requirements of the Securities Act and deliver a prospectus in connection with resales, unless an exemption from registration is otherwise available. In addition, you will be subject to additional restrictions if you are an "affiliate" of Home Depot as defined under Rule 405 of the Securities Act. You will be required to represent to us in the letter of transmittal accompanying this prospectus that you meet these conditions exempting you from the registration requirements.

     Our belief that you will be allowed to resell the new notes without registration is based on interpretations of the SEC for other exchange offers that the SEC expressed in some of the SEC's no-action letters to other issuers in exchange offers like ours. However, we have not asked the SEC to consider this particular exchange offer in the context of a no-action letter. Therefore, you cannot be certain that the SEC will treat it in the same way it has treated other exchange offers in the past.

     A broker-dealer that has bought old notes for market-making or other trading activities has to deliver a prospectus in order to resell any new notes it receives for its own account in the exchange offer. This prospectus may be used by a broker-dealer to resell any of its new notes. We have agreed in the registration rights agreement to send this prospectus to any broker-dealer that requests copies in the letter of transmittal for a period of up to 135 days after the registration statement relating to the exchange offer is declared effective. See "Plan of Distribution" for more information regarding broker-dealers.

PROCEDURES FOR TENDERING

  General Procedures

     If you wish to surrender old notes you must:

     - complete, sign and date the letter of transmittal, or a facsimile thereof, or send a timely confirmation of a book-entry transfer of your old notes to the exchange agent;

     - have the signatures guaranteed if required by the letter of transmittal; and

     - mail or deliver the required documents to the exchange agent at the address appearing below under "-- Exchange Agent" for receipt prior to the expiration date.

     In addition, either:

     - certificates for your old notes must be received by the exchange agent along with the letter of transmittal;

     - a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date; or

     - you must comply with the procedures described below under "-- Guaranteed Delivery Procedures."

     THE METHOD OF DELIVERY TO THE EXCHANGE AGENT OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND THE LETTER OF TRANSMITTAL OR ANY OLD

NOTES TO US. YOU MAY REQUEST THAT YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR NOMINEE PERFORM THESE TRANSACTIONS FOR YOU.

     If you do not withdraw your surrender of old notes prior to the expiration date, you will be regarded as agreeing to surrender the new notes in accordance with the terms and conditions in this offer.

     If you are a beneficial owner of the old notes and your old notes are held through a broker, dealer, commercial bank, trust company or other nominee and you want to surrender your old notes, you should contact your intermediary promptly and instruct it to surrender the old notes on your behalf.

  Signatures and Guarantee of Signatures

     Signatures on a letter of transmittal or a notice of withdrawal described below under "-- Withdrawal of Tenders," as the case may be, must generally be guaranteed by an eligible institution. You can submit a letter of transmittal without guarantee if you surrender your old notes (a) as a registered holder and you have not completed the box titled "Special Delivery Instruction" on the letter of transmittal or (b) for the account of an eligible institution. In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers;

     - a commercial bank or trust company having an office or correspondent in the United States; or

     - an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

     If you sign the letter of transmittal even though you are not the registered holder of any old notes listed in the letter of transmittal, your notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder exactly as the registered holder's name appears on the old notes.

     In connection with any surrender of old notes in definitive certificated form, if you sign the letter of transmittal or any old notes or bond powers in your capacity as trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or if you are otherwise acting in a fiduciary or representative capacity, you should indicate this when signing. Unless waived by us, you must submit with the letter of transmittal evidence satisfactory to us of your authority to act in the particular capacity.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may utilize DTC's automated tender offer program to surrender old notes.

  Acceptance of Tenders

     Your tender of old notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the letter of transmittal.

     We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your old notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent's account at DTC with an agent's message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of surrendered old notes will be determined by us in our sole discretion, which will be final and binding.

     We reserve the absolute right to reject any and all old notes not properly surrendered. Nor will we accept any old notes if our acceptance of them would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of surrender as to particular old notes.

     Unless waived, you must cure any defects or irregularities in connection with surrenders of old notes within the time period we will determine. Although we intend to notify holders of defects or irregularities in connection with surrenders of old notes, neither we, the exchange agent nor anyone else will be liable for failure to give this notice. Surrenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived.

     We do not currently intend to acquire any old notes that are not surrendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not surrendered pursuant to the exchange offer. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date. To the extent permitted by law, we also reserve the right to purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any future purchases or offers could differ from the terms of the exchange offer.

  Effect of Surrendering Old Notes

     By surrendering old notes pursuant to the exchange offer, you will be telling us that, among other things:

     - you have full power and authority to surrender, sell, assign and transfer the old notes surrendered;

     - we will acquire good title to the old notes being surrendered, free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sale agreements or other obligations relating to their sale or transfer, and not subject to any adverse claim when the old notes are accepted by us;

     - you are acquiring the new notes in the ordinary course of your business;

     - you are not engaged in, and do not intend to engage in, the distribution of the new notes;

     - you have no arrangement or understanding with any person to participate in the distribution of the new notes;

     - you acknowledge and agree that if you are a broker-dealer registered under the Exchange Act or you are participating in the exchange offer for the purpose of distributing the new notes, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale of the new notes, and you understand that you cannot rely on the position of the SEC's staff in their no-action letters;

     - you understand that a secondary resale transaction described above and any resales of new notes obtained by you in exchange for old notes acquired by you directly from us should be covered by an effective registration statement containing the selling security holder information required by Item 507 or Item 508 of Regulation S-K of the SEC; and

     - you are not an "affiliate," as defined in Rule 405 under the Securities Act, of Home Depot.

     If you are a broker-dealer and you will receive new notes for your own account in exchange for old notes that were acquired as a result of market-making activities or other trading activities, you must acknowledge in the letter of transmittal that you will deliver a prospectus in connection with any resale of your new notes. See "Plan of Distribution."

RETURN OF OLD NOTES

     If any surrendered old notes are not accepted for any reason described in this prospectus or if old notes are withdrawn or are submitted for a greater principal amount than you desire to exchange, those old notes will be returned without expense as promptly as practicable (a) to the person who surrendered them or (b) in the case of old notes surrendered by book-entry transfer into the exchange agent's account at DTC, the old notes will be credited to an account maintained with DTC.

BOOK-ENTRY DELIVERY PROCEDURE

     Any financial institution that is a participant in DTC's system may make book-entry deliveries of old notes by causing DTC to transfer these old notes into the exchange agent's account at DTC according to DTC's procedures for transfer. To effectively tender notes through DTC, the financial institution that is a participant in DTC will electronically transmit its acceptance through the Automatic Transfer Offer Program. DTC will then edit and verify the acceptance and send an agent's message to the exchange agent for its acceptance. An agent's message is a message transmitted by DTC to the exchange agent stating that DTC has received an express acknowledgment from the participant in DTC tendering the old notes that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against the participant. The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus.

     A delivery of old notes through a book-entry transfer into the exchange agent's account at DTC will only be effective if an agent's message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under "-- Exchange Agent" for its receipt on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     If you wish to surrender your old notes and (a) your old notes are not readily available so you can meet the expiration date deadline or (b) you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, you may still participate in the exchange offer if:

     - the surrender is made through an eligible institution;

     - prior to the expiration date, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by us, by facsimile transmission, mail or hand delivery, containing the name and address of the holder, the certificate number(s) of the old notes, if applicable, and the principal amount of old notes surrendered. The notice of guaranteed delivery must also state that the surrender is being made thereby and guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation with an agent's message, as the case may be, and any other required documents, will be deposited by the eligible institution with the exchange agent; and

     - the properly executed letter of transmittal, as well as the certificate(s) representing all surrendered old notes in proper form for transfer or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your surrender of old notes at any time prior to the expiration date.

     To withdraw a surrender of old notes in the exchange offer, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth herein prior to the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the certificate number or numbers, if applicable, and principal amount of the old notes; and

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender.

     All questions as to the validity, form, eligibility and time of receipt of notices will be determined by us, in our sole discretion, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly surrendered for purposes of the exchange offer, and no new notes will be issued unless the old notes so withdrawn are validly retendered. Properly withdrawn old notes may be resurrendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS OF THE EXCHANGE OFFER

     Notwithstanding any other term of the exchange offer, or any extension of the exchange offer, we do not have to accept for exchange, or exchange new notes for, any old notes, and we may terminate the exchange offer before acceptance of the old notes, if:

     - any statute, rule or regulation has been enacted, or any action has been taken by any court or governmental authority that, in our reasonable judgement, seeks to or would prohibit, restrict or otherwise render consummation of the exchange offer illegal; or

     - any change, or any development that would cause a change, in our business or financial affairs has occurred that, in our sole judgment, might materially impair our ability to proceed with the exchange offer or that would materially impair the contemplated benefits to us of the exchange offer; or

     - a change occurs in the current interpretations by the staff of the SEC that, in our reasonable judgement, might materially impair our ability to proceed with the exchange offer.

     If we, in our sole discretion, determine that any of the above conditions is not satisfied, we may:

     - refuse to accept any old notes and return all surrendered old notes to the surrendering holders;

     - extend the exchange offer and retain all old notes surrendered prior to the expiration date, subject to the holders' right to withdraw the surrender of the old notes; or

     - waive any unsatisfied conditions regarding the exchange offer and accept all properly surrendered old notes that have not been withdrawn. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement or post-effective amendment to the registration statement that includes this prospectus that will be distributed to the holders. We will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the holders, if the exchange offer would otherwise expire during the five to ten business day period.

EXCHANGE AGENT

     The Bank of New York is the exchange agent for the exchange offer. You should direct any questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery to the exchange agent, addressed as follows:

By Registered or Certified Mail:

The Bank of New York
101 Barclay Street, 7 East
New York, New York 10286
Attention: Duong Nquyen
Reorganization Section

To Confirm by Telephone:

(212) 815-3687

Facsimile Transmissions (eligible institutions only):

(212) 815-6339

By Hand or Overnight Delivery:

The Bank of New York
101 Barclay Street
Corporate Trust Services Window
Ground Level
New York, New York 10286
Attention: Duong Nguyen
Reorganization Section

     The Bank of New York also serves as trustee under the indenture.

FEES AND EXPENSES

     We will pay for the expenses of the exchange offer. The principal solicitation is being made by mail. However, additional solicitation may be made by facsimile transmission, e-mail, telephone or in person by our officers and regular employees.

     We have not retained a dealer-manager for the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees and out-of-pocket expenses.

     We will pay any transfer taxes applicable to the exchange of old notes. If, however, a transfer tax is imposed for any reason other than the exchange, then the amount of any transfer taxes will be payable by the person surrendering the notes. If you do not submit satisfactory evidence of payment of taxes or of an exemption with the letter of transmittal, the amount of those transfer taxes will be billed directly to you.

CONSEQUENCES OF FAILING TO EXCHANGE OLD NOTES

     Participation in the exchange offer is voluntary. You are urged to consult your financial and tax advisors in making your decisions on what action to take.

     Old notes that are not exchanged will remain "restricted securities" within the meaning of Rule 144(a)(3)(iv) of the Securities Act. Accordingly, they may not be offered, sold, pledged or otherwise transferred except:

     - to a person who the seller reasonably believes is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

     - in an offshore transaction complying with Rule 904 of Regulation S under the Securities Act;

     - pursuant to an exemption from registration under the Securities Act provided by Rule 144, if available; or

     - pursuant to an effective registration statement under the Securities Act.

ACCOUNTING TREATMENT

     For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the remaining term of the notes.

                          DESCRIPTION OF THE NEW NOTES

     The form and terms of the new notes and the old notes are identical in all material respects, except that transfer restrictions and registration rights and related liquidated damages provisions applicable to the old notes do not apply to the new notes.

     The old notes were, and the new notes will be, issued under an indenture dated as of April 12, 2001 between Home Depot and The Bank of New York, as Trustee. The following discussion includes a summary description of the material terms of the Indenture and the Registration Rights Agreement dated as of April 12, 2001 between Home Depot and the initial purchasers. Because this is a summary, it does not include all of the information that is included in the Indenture or the Registration Rights Agreement, including the definitions of some of the terms used below. You should read the Indenture and the Registration Rights Agreement carefully and in their entirety. You may request copies of these documents from Home Depot, as described under "Where You Can Find More Information."

GENERAL

     The notes:

     - are senior unsecured obligations of Home Depot;

     - are limited to $500,000,000 aggregate principal amount;

     - will mature on April 1, 2006; and

     - will bear interest at 5 3/8% per annum from April 12, 2001.

     We will pay interest semiannually on April 1 and October 1 of each year beginning October 1, 2001, to the person in whose name the notes (or any predecessor note) is registered at the close of business on the March 15, or September 15, respectively, preceding the interest payment date. Interest on the notes will be calculated on the basis of a 360-day year consisting of 12 months of 30 days each.

     Principal of and premium, if any, and interest on the notes are payable, and the notes are exchangeable and transfers thereof are registrable, at an office or agency of Home Depot, one of which is maintained for this purpose in New York, New York (which initially will be the corporate trust office of the Trustee) or any other office or agency permitted under the Indenture.

     We do not intend to list the notes on a national securities exchange.

     The Indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity. However, the Indenture does:

     - provide that, subject to the exceptions described under "-- Certain Covenants -- Limitations on Liens," neither Home Depot nor any Subsidiary will subject its property or assets to any mortgage or other encumbrance unless the notes are secured equally and ratably with the other indebtedness thereby secured; and

     - contain certain limitations on the ability of Home Depot and its Subsidiaries to enter into certain sale and leaseback arrangements.

     In addition, the Indenture does not contain any provisions that would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving Home Depot that may adversely affect our creditworthiness. See "-- Certain Covenants."

REDEMPTION

     We may, at our option, redeem all or part of the notes at any time at a redemption price equal to the greater of:

     (1)  100% of the Principal Amount of the notes to be redeemed; and

     (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due after the related redemption date but for the redemption (except that, if the applicable redemption date is not an interest payment date, the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued thereon to the redemption date), discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points;

     plus, in either case, accrued and unpaid interest on the Principal Amount being redeemed to the applicable redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

     "Comparable Treasury Price" means, with respect to any redemption date:

     (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the applicable redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Notes"; or

     (2) if the release (or any successor release) is not published or does not contain these prices on the business day,

        (a) the average of the Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

        (b) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by Home Depot.

     "Reference Treasury Dealer" means Credit Suisse First Boston Corporation and its successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by Home Depot. However, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), Home Depot is required to designate as a substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer as of 3:30 p.m., New York City time, on the third business day preceding the applicable redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the second business day immediately preceding the applicable redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the applicable redemption date.

     We will mail notice of any redemption date at least 30 days but not more than 60 days before the relevant redemption date to each holder of notes to be redeemed. If less than all the notes are to be redeemed at our option, the Trustee will select, in the manner it deems fair and appropriate, the notes to be redeemed.

     Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions of the notes called for redemption.

BOOK-ENTRY SYSTEM

     We will initially issue the new notes in the form of one or more global securities (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Notes may be transferred only as a whole to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Notes directly through the Depository if you have an account with the Depository or indirectly through organizations that have accounts with the Depository.

     The Depository has advised Home Depot that the Depository is:

     - a limited-purpose trust company organized under the Banking Law of the State of New York;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered under the Exchange Act.

     The Depository was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include:

     - securities brokers and dealers (which may include the initial purchasers of the old notes);

     - banks;

     - trust companies;

     - clearing corporations; and

     - certain other organizations.

     Access to the Depository's book-entry system is also available to others, including banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Upon the issuance of the Global Notes, the Depository or its nominee will credit, on its internal system, the principal amount of notes represented by the Global Notes to the accounts of participants. Ownership of beneficial interest in the Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository or its nominee for the Global Notes. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair your ability to transfer or pledge beneficial interests in the Global Notes.

     So long as the Depository, or its nominee, is the registered holder and owner of the Global Notes, the Depository or its nominee, as the case may be, will be considered the sole legal owner and holder of any related notes represented by the Global Notes for all purposes of the notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Notes, you will not:

     - be entitled to have the notes represented by the Global Notes registered in your name;

     - receive or be entitled to receive physical delivery of certificated notes; or

     - be considered to be the owner or holder of any notes represented by the Global Notes.

     Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of the Depository and, if that person is not a participant in the book-entry registration and transfer system of the Depository, on the procedures of the participant through which that person owns its interest, to exercise any rights of an owner or holder of the notes under the Indenture.

     Home Depot understands that, under existing industry practice, if an owner of a beneficial interest in Global Notes desires to give any notice or take any action that the Depository, as the owner or holder of the Global Notes, is entitled to give or take, the Depository would authorize the participants to give the requested notice or take the requested action and the participants would authorize beneficial owners owning through participants to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Home Depot will make payments of principal, premium, if any, and interest on notes represented by the Global Notes registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Notes.

     Home Depot has been advised by the Depository that, upon receipt of any payment of principal, premium, if any, or interest on the Global Notes, the Depository will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depository. Home Depot expects that payments by participants to owners of beneficial interests in the Global Notes held through participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the responsibility of those participants.

     Holders of notes may hold their notes through Clearstream Banking SA or the Euroclear System, if they are participants of such systems, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream participants and the Euroclear participants, respectively, through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositories, which in turn will hold such positions in such depositories' names on the books of DTC.

     Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with their applicable rules and operating procedures. Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories.

     None of Home Depot, the Trustee, the registrar or any paying agent for the notes will have any responsibility or liability for:

     - any aspect of the records relating to, or payments made on account of, beneficial ownership interests in Global Notes for any notes; or

     - for maintaining, supervising or reviewing any records relating to these beneficial ownership interests; or

     - for any other aspect of the relationship between the Depository and its participants or indirect participants and the owners of beneficial interests in the Global Notes owning through these participants.

     Although the Depository, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of the Depository, Euroclear and Clearstream they are under no obligation to perform these procedures, and these procedures may be discontinued at any time. None of Home Depot, the Trustee, the registrar or any paying agent for the Notes will have any responsibility or liability for the performance by the Depository, Euroclear and Clearstream or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     The new notes represented by the Global Notes are exchangeable for certificated new notes only if:

     - the Depository notifies Home Depot that it is unwilling or unable to continue as Depository for the Global Notes or if at any time the Depository ceases to be a clearing agency registered under the Exchange Act and a successor Depository is not appointed by Home Depot, in either case, within 90 days;

     - Home Depot in its discretion at any time determines not to have all of the notes represented by the Global Notes; or

     - an Event of Default has occurred and is continuing.

     Any new note that is exchangeable for certificated notes pursuant to the preceding sentence will be transferred to, and registered and exchanged for, certificated notes in authorized denominations as the Depository may direct. Subject to the foregoing, the Global Notes are not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of the Depository or its nominee.

     None of Home Depot, the Trustee, the registrar or any paying agent for the notes will be liable for any delay by the Depository or any participant in identifying the beneficial owners of the related notes and each of these persons may conclusively rely on, and will be protected in relying on, instructions from the Depository for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

PAYMENT

     The Indenture requires us to make payments in respect of notes (including principal, premium, if any, and interest) at the office or agency of Home Depot maintained for that purpose or, at our option, by mailing a check to each holder's registered address.

CERTAIN COVENANTS

     Limitations on Liens. The Indenture provides that Home Depot may not, nor may it permit any Subsidiary to, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed ("indebtedness") which are secured by any mortgage, security interest, pledge or lien ("mortgage") of any Principal Property, or of any shares of capital stock or evidences of indebtedness of any Subsidiary that owns any Principal Property, whether the Principal Property, shares of capital stock or evidences of indebtedness were owned at the date of the Indenture or thereafter acquired, without effectively securing the notes equally and ratably with, or prior to, the applicable mortgage.

     The restriction described above does not apply to:

     (1)  mortgages existing on the date of the Indenture;

     (2)  mortgages on any property existing at the time of its acquisition;

     (3) mortgages on property, shares of capital stock or evidences of indebtedness of a corporation existing at the time the corporation is merged into or consolidated with, or disposes of substantially all its properties, or those of a division, to, Home Depot or a Subsidiary;

     (4) mortgages on property, shares of capital stock or evidences of indebtedness of any corporation existing at the time the corporation first becomes a Subsidiary;

     (5) mortgages securing indebtedness of a Subsidiary to Home Depot or to another Subsidiary;

     (6) mortgages on property to secure the cost of acquisition, construction, development, substantial repair, alteration or improvement of the property if the commitment to extend the credit secured by any of these mortgages is obtained within 60 months after the later of the completion of the acquisition, construction, development, substantial repair, alteration or improvement or the placing in operation of the acquired, constructed, developed, substantially repaired, altered or improved property;

     (7)  mortgages securing current liabilities;

     (8) any extension, renewal or replacement, or successive extensions, renewals or replacements, of all or part of any mortgage referred to in clauses (1) through (7), provided, however, that the principal amount of indebtedness secured thereby and not otherwise authorized by clauses (1) to (7) above, inclusive, shall not exceed the principal amount of indebtedness, plus any premium or fee payable in connection with any extension, renewal or replacement, so secured at the time of the applicable extension, renewal or replacement;

     (9) mortgages in favor of the United States or any State thereof, or any department, agency or instrumentality or political subdivision of the United States or any State thereof, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to these mortgages;

     (10) mortgages arising out of a final judgment for the payment of money aggregating not in excess of $10,000,000 or mortgages related to any legal proceeding being contested in good faith by appropriate proceedings, provided that the enforcement of any mortgage has been stayed; or

     (11) mortgages for taxes or other governmental charges either not yet delinquent or the nonpayment of which is being contested in good faith by appropriate proceedings; mortgages comprising landlord's liens or liens of carriers, warehousemen, mechanics or materialmen incurred in the ordinary course of business for sums not yet due and payable or which are being contested in good faith by appropriate proceedings; and any other mortgages incurred or created in the ordinary course of business not arising in connection with indebtedness that do not materially impair the use or value of the assets of Home Depot and its Subsidiaries, taken as a whole.

     Home Depot or any Subsidiary may, however, issue, assume or guarantee indebtedness secured by mortgages which would otherwise be subject to the restriction described above in an aggregate amount which, together with all other indebtedness outstanding and all Attributable Debt outstanding under the provisions described in the last sentence under "-- Limitations on Sale and Lease-Back Transactions" below does not at the time exceed the greater of 10.0% of all Consolidated Net Tangible Assets or 15.0% of Consolidated Capitalization.

     Limitations on Sale and Lease-Back Transactions. The Indenture provides that neither Home Depot nor any Subsidiary may enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless:

     (1) the Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than 48 months;

     (2) the Sale and Lease-Back Transaction is between Home Depot and a Subsidiary or between Subsidiaries;

     (3) Home Depot or any Subsidiary would be entitled pursuant to the provisions described in the first sentence under "-- Limitations on Liens" above to issue, assume or guarantee evidences of indebtedness secured by a mortgage on the applicable Principal Property in an amount at least equal to the Attributable Debt in respect of the applicable Sale and Lease-Back Transaction without being required under the provisions described under "-- Limitation on Liens" to equally and ratably secure the notes from time to time outstanding; or

     (4) Home Depot applies within one year an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value) and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the Principal Property so leased:

        (a) to the retirement of the notes or other Senior Funded Indebtedness of Home Depot or a Subsidiary, subject to reduction as set forth in the Indenture in respect of the notes and other Senior Funded Indebtedness retired during the applicable one-year period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at maturity, or

          (b) to the purchase of a Principal Property or Principal Properties (other than the Principal Property involved in any sale or transfer).

     Home Depot or any Subsidiary may, however, enter into a Sale and Lease-Back Transaction which would otherwise be subject to the foregoing restriction so as to create an aggregate amount of Attributable Debt which, together with all other Attributable Debt outstanding and all indebtedness outstanding under the provisions described in the last sentence under '-- Limitations on Liens" above, does not exceed 15.0% of Consolidated Capitalization.

     Waiver of Covenants. The Indenture provides that holders of a majority in Principal Amount of the outstanding notes may waive compliance with certain covenants or conditions set forth in the Indenture.

     Consolidation, Merger or Sale of Assets of Home Depot. The Indenture provides that Home Depot may not consolidate with or merge into any other Person or sell its assets substantially as an entirety, unless:

     - the Person formed by the consolidation or into which Home Depot is merged or the Person which acquires its assets is a Person organized in the United States and expressly assumes the due and punctual payment of the principal of and interest on the notes and the performance of every covenant of the Indenture on the part of Home Depot; and

     - immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing.

     Upon any consolidation, merger or sale, the successor corporation formed by the consolidation or into which Home Depot is merged or to which the sale is made will succeed to, and be substituted for, Home Depot under the Indenture, and the predecessor corporation shall be released from all obligations and covenants under the Indenture and the notes.

     The Indenture does not prohibit, nor does it require Home Depot to redeem or permit holders of notes to cause a redemption of notes in the event of, a:

     - consolidation, merger, sale of assets or other similar transaction that may adversely affect the creditworthiness of Home Depot or the successor or combined entity;

     - change in control of Home Depot; or

     - highly leveraged transaction involving Home Depot whether or not involving a change in control.

     Accordingly, the holders of the notes would not have protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Home Depot that may adversely affect the holders of the notes. The existing protective covenants applicable to the notes would continue to apply to Home Depot in the event of a leveraged buyout initiated or supported by Home Depot, the management of Home Depot, or an affiliate of Home Depot or its management, but may not prevent a transaction from taking place.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indenture provides that if an Event of Default shall have occurred and be continuing, then either the Trustee or the holders of not less than 25% in outstanding Principal Amount of the notes within ten days after notice to Home Depot may declare to be due and payable immediately the Principal Amount of the notes, together with interest, if any, accrued thereon. However, if the Event of Default is any of certain events of bankruptcy, insolvency or reorganization, the Notes, together with interest, if any, accrued thereon, will become immediately due and payable without further action or notice on the part of the Trustee or any holder.

     Each of the following constitutes an Event of Default with respect to the notes under the Indenture:

     - default for 30 days in payment of any interest due with respect to any note;

     - default in payment of principal of or premium, if any, on any note;

     - default for 90 days after written notice to us by the Trustee or by holders of not less than 25% in Principal Amount of the notes then outstanding in the performance of any covenant or other agreement in the Indenture or the notes for the benefit of the notes;

     - indebtedness for borrowed money of Home Depot or any Subsidiary is accelerated by the holders thereof because of a default and the total amount of the defaulted indebtedness accelerated exceeds $50,000,000, and the defaulted indebtedness is not discharged or acceleration of the defaulted indebtedness is not cured, waived, annulled or rescinded within ten days after notice to Home Depot by the Trustee or by holders of not less than 25% in Principal Amount of the notes then outstanding; and

     - certain events of bankruptcy, insolvency and reorganization.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of a default with respect to the notes, give to the holders notice of the relevant default known to it, unless cured or waived. However, except in the case of default in the payment of principal, premium, if any, or interest, if any, the Trustee will be protected in withholding notice of the relevant default if it in good faith determines that the withholding of this notice is in the interests of the holders. The term "default" for the purpose of this provision means any event which is, or after notice or lapse of time, or both, would become, an Event of Default.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during the continuance of an Event of Default to act with the required standard of care, to be indemnified by the holders before proceeding to exercise any right or power under the Indenture at the request of the holders. The Indenture provides that the holders of a majority in outstanding Principal Amount of the notes may, subject to certain exceptions, on behalf of the holders direct the time, method and place of conducting proceedings for remedies available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Indenture includes a covenant that we will file annually with the Trustee a certificate of no default, or specifying any default that exists.

     In certain cases, the holders of a majority in outstanding Principal Amount of the notes may on behalf of the holders rescind a declaration of acceleration or waive any past default or Event of Default. However, a default not theretofore cured in payment of the principal, premium, if any, or interest, if any, on the notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each note.

     No holder of a note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder unless:

     - the holder shall have previously given to the Trustee written notice of a continuing Event of Default;

     - the holders of at least 25% in aggregate Principal Amount of the outstanding notes have also made a written request;

     - the holder or holders have offered reasonable indemnity to the Trustee to institute the proceeding as trustee;

     - the Trustee has not received from the holders of a majority in outstanding principal amount of the notes a direction inconsistent with the request; and

     - the Trustee has failed to institute the requested proceeding within 90 calendar days of the notice.

     However, the limitations described above do not apply to a suit instituted by a holder of notes for enforcement of payment of the principal of and interest on the notes on or after the respective due dates expressed in the notes.

MODIFICATION AND WAIVER

     Except as described below, modifications and amendments of the Indenture may be made by Home Depot and the Trustee with the consent of the holders of a majority in outstanding Principal Amount of the notes. However, no modification or amendment may, without the consent of the holder of each note:

     - change the stated maturity of, or time for payment of interest on, the notes;

     - reduce the Principal Amount of, the rate of interest on, or the premium, if any, payable upon the redemption of, the notes;

     - change the place or currency of payment of principal of, or premium, if any, or interest on, the notes;

     - impair the right to institute suit for the enforcement of any payment on or with respect to the notes on or after the stated maturity or prepayment date thereof; or

     - reduce the percentage in outstanding Principal Amount of the notes, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The holders of a majority in outstanding Principal Amount of the notes may on behalf of the holders of all notes waive compliance by Home Depot with certain covenants or conditions set forth in the Indenture. The holders of not less than a majority in outstanding Principal Amount of the notes may on behalf of the holders of all notes waive any past default under the Indenture, except a default in the payment of the principal of, or premium, if any, or interest on, the notes or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each note.

DEFEASANCE

     We will be discharged from any and all obligations in respect of the notes except for certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and hold monies for payment in trust and to pay the principal of and interest, if any, on notes, upon:

     - the irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium, if any, and interest, if any, in respect of the notes on the stated maturity date of the principal or installment of principal, premium, if any, or interest; and

     - the delivery by Home Depot to the Trustee of an opinion of counsel (who may be counsel to Home Depot) to the effect that, based upon applicable U.S. Federal income tax law or a ruling published by the United States Internal Revenue Service, the defeasance and discharge will not be deemed, or result in, a taxable event with respect to the Holders.

     We may also omit to comply with the restrictive covenants described under "-- Certain Covenants -- Limitation on Liens" and "-- Certain
Covenants -- Limitations on Sale and Lease-Back Transactions" above (together with certain other covenants set forth in the Indenture) and any omission shall not be an Event of Default with respect to the notes, upon:

     - the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal, premium, if any, and interest in respect of the notes on the stated maturity date of the principal or installment of principal, premium, if any, or interest; and

     - the delivery by Home Depot to the Trustee of an Opinion of Counsel (who may be counsel to Home Depot) to the effect that the requested defeasance and discharge will not be deemed, or result in a taxable event with respect to the holders.

     In the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph with respect to the notes, our obligations under the Indenture and the notes other than with respect to those covenants shall remain in full force and effect. In addition, in the event we exercise our option to omit compliance with certain covenants as described in the preceding paragraph with respect to the notes and the notes are declared due and payable because of the occurrence of any Event of Default, then the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Event of Default. We shall in any event remain liable for these payments as provided in the notes.

SATISFACTION AND DISCHARGE

     At our option, we may satisfy and discharge the Indenture (except for specified obligations of Home Depot and the Trustee, including, among others, the obligations to apply money held in trust) when:

     (1)  either:

          (a) all notes previously authenticated and delivered under the Indenture have been delivered to the Trustee for cancellation or

          (b) all notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee, and Home Depot has deposited or caused to be deposited with the Trustee as trust funds in trust for this purpose an amount sufficient to pay and discharge the entire indebtedness on the notes;

     (2) Home Depot has paid or caused to be paid all other sums payable under the Indenture by Home Depot; and

     (3) Home Depot has delivered to the Trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent relating to the satisfaction and discharge of the Indenture have been satisfied.

INFORMATION

     Home Depot will file with the Trustee and the SEC, and transmit to holders of the notes, the information, documents and other reports, and summaries thereof, as may be required by the Trust Indenture Act of 1939 at the time and in the manner provided by the Trust Indenture Act.

     In addition, Home Depot has agreed that, for so long as any notes remain outstanding and at any time that it is not subject to Section 13 or 15(d) of the Exchange Act, it will furnish to the Holders of the notes and to securities analysts and prospective purchasers of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Any request for information should be directed to Home Depot at the address referred to under "Where You Can Find More Information."

     Home Depot will be required to file with the Trustee annually, within four months of the end of each fiscal year of Home Depot, a certificate as to the compliance with all conditions and covenants of the Indenture.

GOVERNING LAW

     The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

EXCHANGE OFFER; REGISTRATION RIGHTS

     In connection with the sale of the old notes by Home Depot to the initial purchasers of the old notes, Home Depot and the initial purchasers entered into a registration rights agreement.

     In the registration rights agreement, Home Depot agreed to:

     - file with the SEC no later than July 11, 2001 a registration statement relating to an offer to exchange the new notes for old notes;

     - use its commercially reasonable efforts to cause the registration statement to be declared effective by the SEC no later than October 9, 2001;

     - offer to exchange the new notes for old notes promptly after the effectiveness of the registration statement; and

     - keep the exchange offer open for not less than 30 days (or longer if required by applicable law) after the date on which notice of the exchange offer is mailed to the holders of the old notes.

     The registration rights agreement also requires Home Depot to take additional action in the following circumstances:

     - if Home Depot is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy;

     - if any of the initial purchasers of the old notes directly from Home Depot so requests with respect to old notes not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer;

     - if any holder of Transfer Restricted Securities (as defined below) is not eligible to participate in the exchange offer or, in the case of any holder (other than a broker-dealer) that participates in the exchange offer, the ineligible holder does not receive freely tradeable new notes; or

     - if the exchange offer is not consummated by November 18, 2001.

     In each of these circumstances, Home Depot would be required to:

     - file with the SEC as promptly as practicable, a shelf registration statement relating to resales of the affected old notes or new notes, as the case may be;

     - use its commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act; and

     - use its commercially reasonable efforts to keep the shelf registration statement effective (with certain exceptions) until the earlier of:

     (1)  two years from the effective date, and

     (2) the date on which all notes registered thereunder cease to be restricted securities (as defined in Rule 144 under the Securities
          Act).

     Home Depot will be permitted to suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods ("Suspension Periods") in specified circumstances, including circumstances relating to the pending corporate developments.

     "Transfer Restricted Securities" means each note until the earliest to occur of:

     - the date on which the note has been exchanged by a person other than a broker-dealer for a freely tradeable new note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which the new note is sold to a purchaser who receives from the broker-dealer on or prior to the date of sale a copy of this prospectus;

     - the date on which the note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; and

     - the date on which the note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act.

     Home Depot has agreed to pay additional interest on the old notes if any of the following events (each of which constitutes a "registration default") occurs:

     - if, at the close of business on July 11, 2001, the registration statement relating to the exchange offer has not been filed with the SEC, or, if Home Depot becomes obligated to file the shelf registration statement, at the close of business on the 90th day following the date on which such filing obligation arises, the shelf registration statement has not been filed with the SEC; or

     - at the close of business on October 9, 2001, the registration statement relating to the exchange offer has not been declared effective by the SEC, or, if Home Depot becomes obligated to file the shelf registration statement, at the close of business on the 180th day following the date on which such filing obligation arises, the shelf registration statement has not been declared effective by the SEC; or

     - if, at the close of business on November 18, 2001, the exchange offer has not been consummated; or

     - after either the registration statement relating to the exchange offer or the shelf registration statement is declared effective,

     (1)  the registration statement ceases to be effective or

     (2) the registration statement or the related prospectus ceases to be usable (excluding any Superior Periods) in connection with resales of Transfer Restricted Securities during the applicable periods specified in the registration rights agreement because either:

          (a) any event occurs as a result of which the related prospectus forming part of the registration statement would include an untrue statement of material fact or omit to state a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading; or

          (b) it is necessary to amend the registration statement or supplement the related prospectus to comply with the Securities Act or the Exchange Act or the respective rules thereunder.

     Additional interest will accrue on the affected old notes over and above the interest set forth in the title of the old notes from and including the date on which any registration default occurs to but excluding the date on which all registration defaults have been cured, at a rate of 0.50% per annum (regardless of number of registration defaults).

     Any holders (other than the initial purchasers) of old notes who are eligible to participate in the exchange offer but fail to, or elect not to, participate therein will continue to hold Transfer Restricted Securities and will have no further rights to exchange their old notes or have the old notes registered under the registration rights agreement.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of Home Depot within three months of, or subsequent to, a default by Home Depot to make payment in full of principal of or interest on any debt securities issued pursuant to the Indenture when and as the same becomes due and payable, to obtain payment of claims, or to realize for its own account on property received in respect of any claim as security or otherwise, unless and until the default is cured. However, the Trustee's rights as a creditor of Home Depot will not be limited if the creditor relationship arises from, among other things:

     - the ownership or acquisition of securities issued under any indenture or having a maturity of one year or more at the time of acquisition by the Trustee;

     - certain advances authorized by a receivership or bankruptcy court of competent jurisdiction or by the Indenture;

     - disbursements made in the ordinary course of business in its capacity as indenture trustee, transfer agent, registrar, custodian or paying agent or in any other similar capacity;

     - indebtedness created as a result of goods or securities sold in a cash transaction or services rendered or premises rented; or

     - the acquisition, ownership, acceptance or negotiation of certain drafts, bills of exchange, acceptances or other obligations.

     The Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which we may be a party from time to time or from engaging in other transactions with us. If the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act and any debt securities issued pursuant to the Indenture are in default, it must eliminate the conflict or resign.

CERTAIN DEFINED TERMS

     Capitalized terms used but not defined herein have the meanings given to the terms in the Indenture. In addition, for purposes of the Indenture the following definitions apply:

     "Attributable Debt" in respect of any Sale and Lease-Back Transaction means, as of the time of determination, the lesser of:

     (1) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in the transaction and the denominator of which is the base term of the lease, and

     (2) the total obligation (discounted to present value at the rate of interest implicit in the transaction compounded semiannually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other terms which do not constitute payments or property rights) during the remaining portion of the base term of the lease included in the transaction.

     "Consolidated Capitalization" means the total of all of the assets appearing on the most recent consolidated balance sheet of Home Depot and its Subsidiaries, less:

     (1) current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of determination, and

     (2)  deferred income taxes.

     "Consolidated Net Tangible Assets" means the total of all of the assets appearing on the most recent consolidated balance sheet of Home Depot and its Subsidiaries (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles), after deducting therefrom:

     (1) all current liabilities, including liabilities for indebtedness maturing more than 12 months from the date of the original creation thereof, but maturing within 12 months from the date of determination, and

     (2) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles.

     "Funded Indebtedness" of a corporation means the principal of:

     (1) indebtedness for money borrowed or evidenced by an instrument given in connection with an acquisition of any business, property or assets, including securities, which is not payable on demand and which matures, or which the corporation has the right to renew or extend to a date, more than one year after the date of determination,

     (2) any indebtedness of others of the kinds described in the preceding clause (1) for the payment of which the corporation is responsible or liable as a guarantor or otherwise, and

     (3)  amendments, renewals and refundings of any this indebtedness.

     "Funded Indebtedness" does not include any obligations under leases or guarantees of obligations of others under leases. For the purposes of the definition of "Funded Indebtedness," the term "principal" when used at any date with respect to any indebtedness means the amount of principal of this indebtedness that could be declared due and payable on that date pursuant to the terms of this indebtedness.

     "Person" means any individual, partnership, corporation, joint stock company, business trust, trust, unincorporated association, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     "Principal Amount" means, when used with respect to any note, the amount of principal thereof that could then be declared due and payable as a result of an Event of Default with respect to the note.

     "Principal Property" means all real property and tangible personal property owned by Home Depot or a Subsidiary constituting a part of any store, warehouse or distribution center located within the United States, exclusive of motor vehicles, mobile materials-handling equipment and other rolling stock, cash registers and other point of sale recording devices and related equipment, and data processing and other office equipment. However, that this term shall not include any property constituting a part of any store, warehouse or distribution center unless the net book value of all real property (including leasehold improvements) and tangible personal property constituting a part of the store, warehouse or distribution center exceeds 0.25% of Consolidated Capitalization.

     "Sale and Lease-Back Transaction" of Home Depot or any Subsidiary means any arrangement whereby:

     (1) property has been or is to be sold or transferred by Home Depot or any Subsidiary to any Person with the intention on the part of Home Depot or any Subsidiary of taking back a lease of the property pursuant to which the rental payments are calculated to amortize the purchase price of the property substantially over the useful life of the property;

     (2)  the property is in fact so leased by Home Depot or any Subsidiary; and

     (3) the commitment by or on behalf of the purchaser or transferee is obtained more than twelve months after the later of:

          (a) the completion of the acquisition, substantial repair or alteration, construction, development or substantial improvement of the property; or

          (b) the placing in operation of the property or of the property as so substantially repaired or altered, constructed, developed or substantially improved.

     "Senior Funded Indebtedness" of Home Depot means any Funded Indebtedness of Home Depot unless in any instruments evidencing or securing Funded Indebtedness it is provided that the Funded Indebtedness is subordinate in right of payment to the Notes to the extent provided in the Indenture.

     "Senior Funded Indebtedness" of a Subsidiary means any Funded Indebtedness of that Subsidiary and the aggregate preference on involuntary liquidation of any class of stock of that Subsidiary ranking, either as to payment of dividends or distribution of assets, prior to any other class of stock of that Subsidiary.

     "Subsidiary" means, as applied, with respect to any Person, any corporation, partnership or other legal entity of which, in the case of a corporation, more than 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of the corporation (irrespective of whether at the time capital stock of any other class or classes of the corporation has or might have voting power upon the occurrence of any contingency), or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests, is at the time directly or indirectly owned or controlled by that Person, by that Person and one or more of its other Subsidiaries or by one or more of that Person's other Subsidiaries.

                      U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following discussion of the U.S. federal income tax consequences of the exchange as well as the ownership and disposition of the new notes is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, proposed Treasury regulations, judicial authority and administrative rulings and practice. We cannot assure you that the Internal Revenue Service will agree with these conclusions, and no ruling from the IRS has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements set forth herein. Any changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult his, her or its own tax advisor as to the particular consequences of exchanging his, her or its old notes for new notes, including the applicability and effect of any state, local or foreign tax laws.

TAX CONSEQUENCES OF THE EXCHANGE

     The exchange of old notes for new notes in the exchange offer will not be treated as an "exchange" for federal income tax purposes because the new notes do not differ materially in kind or extent from the old notes. Accordingly:

     - holders will not recognize taxable gain or loss upon the receipt of new notes in exchange for old notes in the exchange offer;

     - the holding period for a new note received in the exchange offer will include the holding period of the old note surrendered in exchange therefor; and

     - the adjusted tax basis of a new note immediately after the exchange will be the same as the adjusted tax basis of the old note surrendered in exchange therefor.

CERTAIN TAX CONSEQUENCES RELATED TO OWNING AND DISPOSING OF THE NEW NOTES

     UNITED STATES HOLDERS

     If you are a "United States holder," as defined below, this section applies to you. You are a United States holder if you hold the new notes and you are:

     (1)  a citizen or resident of the United States,

     (2)  treated as a domestic corporation,

     (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or

     (4) a trust (i) that is subject to the supervision of a court within the United States and the control of one or more United States persons as defined in section 7701(a)(30) of the Code or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

     If the new notes are held by a partnership, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding notes should consult their tax advisors.

     Payment of Interest

     U.S. holders must generally include interest on a new note as ordinary income at the time the interest is received, if such holders use the cash method of accounting for U.S. federal income tax purposes, or when the interest is accrued, if such holders use the accrual method of accounting for U.S. federal income tax purposes.

     Sale, Exchange or Redemption of the Notes

     U.S. holders must recognize taxable gain or loss on the sale, exchange or redemption of a new note. The amount of such gain or loss equals the difference between:

     (1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption (except to the extent this amount is attributable to accrued interest income, which is taxable as ordinary income) and

     (2)  the U.S. holder's tax basis in the new note.

     A U.S. holder's tax basis in a new note generally will equal the amount paid for the old note, subject to certain adjustments. The tax rate applicable to this capital gain will depend, among other things, upon the U.S. holder's holding period for the new notes that are sold, exchanged or redeemed. The deductibility of capital losses is subject to certain limitations.

     Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to certain non-corporate United States Holders with respect to payments of principal and interest on a new note and to the proceeds of the sale of a new note, and a 31% backup withholding tax may apply to these payments if:

     (1) the United States holder fails to furnish or certify his correct taxpayer identification number to the issuers in the manner required,

     (2) the issuers are notified by the Internal Revenue Service that the United States holder has failed to report payments of interest or dividends properly or that the taxpayer identification number furnished to the issuers is incorrect, or

     (3) under certain circumstances, the United States holder fails to certify that he has not been notified by the Internal Revenue Service that he is subject to backup withholding for failure to report interest or dividend payments.

     Any amounts withheld from a payment to a United States holder under the backup withholding rules will be allowed as a credit against the holder's United States federal income tax liability and may entitle the United States holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

     NON-UNITED STATES HOLDERS

     If you are a "non-United States holder," as defined below, this section applies to you. A non-United States Holder means any beneficial owner of a new note that is not a United States holder. The rules governing the United States federal income and estate taxation of a non-United States Holder are complex, and no attempt will be made herein to provide more than a summary of those rules. Special rules may apply to a non-United States Holder if such holder is a controlled foreign corporation, passive foreign investment company or foreign personal holding company and therefore subject to special treatment under the Internal Revenue Code. IF YOU ARE A NON-UNITED STATES HOLDER, YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISORS TO DETERMINE THE EFFECT ON YOU OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS WITH REGARD TO AN INVESTMENT IN THE NEW NOTES, INCLUDING ANY REPORTING REQUIREMENTS.

     Payment of Interest

     Subject to the discussion below concerning backup withholding, payment of interest on the new notes by Home Depot or any paying agent to any non-United States holder will qualify for the "portfolio interest" exemption and thus will not be subject to U.S. federal withholding tax, provided that:

     (1) the non-Unites States holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Home Depot entitled to vote, is not a "controlled foreign corporation" related, directly or indirectly, to Home Depot through stock ownership, and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code;

     (2) the interest income on the new note is not "effectively connected" with the conduct of a trade or business in the United States by the non-United States holder; and

     (3) either (a) the non-United States holder provides Home Depot or its agent with an IRS Form W-8BEN (or a suitable substitute form) signed under the penalties of perjury that includes its name and address and certifies as to its non-U.S. status in compliance with applicable law and Treasury Regulations or (b) a securities clearing organization, bank or other financial institution that holds customer's securities in the ordinary course of its trade or business holds the new notes and provides a statement to Home Depot or its agent signed under penalties of perjury in which such organization, bank or financial institution certifies that such a Form W-8BEN (or a suitable substitute form) has been received by it from the non-United States holder or from another financial institution acting on behalf of the non-United States holder and furnishes Home Depot or its agent with a copy thereof.

     Recently adopted Treasury Regulations provide alternative methods for satisfying the certification requirement described in clause (3) above. In the case of new notes held by an entity classified as a foreign partnership for U.S. federal income tax purposes, the new regulations generally require the partnership to furnish to Home Depot or the paying agent, among other things, Forms W-8BEN for each foreign person owning an interest in the partnership. Non-United States holders should consult your tax advisors regarding the effect, if any, of the regulations on an investment in the new notes.

     Sale, Exchange or Disposition of the Notes

     Subject to the discussion below concerning backup withholding, a non-United States holder will not be subject to U.S. federal income tax on gain realized on the sale, exchange or other disposition of a new note, unless:

     (1) the non-United States holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, or

     (2) the gain is effectively connected with the conduct by the non-United States holder of a trade or business in the United States.

     Treatment of the Notes for U.S. Federal Estate Tax Purposes

     A new note beneficially owned by an individual who is not a citizen or resident of the United States at the time of death will not be included in the decedent's gross estate for U.S. federal estate tax purposes if interest income on the new note would be eligible for the portfolio interest exemption described above if such interest were received by the decedent at the time of death.

     Backup Withholding and Information Reporting

     Under current U.S. federal income tax law, backup withholding at a rate of 31% will not apply to payments by Home Depot or any paying agent thereof on a new note if the certification described in clause (3) under "Payment of Interest" is duly provided or the non-United States holder otherwise establishes an exemption and the payor does not have actual knowledge that the payee is a U.S. person.

     Under current Treasury Regulations, payments on the sale, exchange or other disposition of a new note made to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for a specified three-year period was effectively connected with a U.S. trade or business or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person and that certain other conditions are met, or otherwise establishes an exemption. Recently adopted Treasury Regulations provide certain presumptions under which a non-United States holder will be subject to backup withholding or information reporting unless the holder certifies its non-U.S. status.

     Non-United States holders of new notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining an exemption, if available. Any amounts withheld from a payment to a non-United States holder under the backup withholding rules will be allowed as a credit against the holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the U.S. Internal Revenue Service.

                              PLAN OF DISTRIBUTION

     We are not using any underwriters for this exchange offer. We are bearing the expenses of the exchange.

     Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of these new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 135 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of these old notes.

     We will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes, or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices, or negotiated prices. Any resale of new notes may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker-dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any these resales of new notes and any commissions or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 135 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the new notes was passed upon for us by King & Spalding. A copy of the legal opinion rendered by King & Spalding was filed as an exhibit to the registration statement containing this prospectus.

                                    EXPERTS

     The consolidated financial statements of The Home Depot, Inc. and subsidiaries as of January 28, 2001 and January 30, 2000 and for each of the years in the three-year period ended January 28, 2001, have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                            (THE HOME DEPOT(R) LOGO)

                              THE HOME DEPOT, INC.

                               OFFER TO EXCHANGE
                                  $500,000,000
                         5 3/8% NOTES DUE APRIL 1, 2006
                        WHICH HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933
                   FOR $500,000,000 OUTSTANDING UNREGISTERED
                         5 3/8% NOTES DUE APRIL 1, 2006

                              --------------------

                                   PROSPECTUS
                              --------------------

                                  JUNE 5, 2001

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